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                                                                   EXHIBIT 99.1

                       TERMINATION AND RELEASE AGREEMENT

           This Termination and Release Agreement (this "Agreement"), dated as of the 6th day of January 1999, is by and among Parker Drilling Company, a Delaware corporation ("Parker"), Saints Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parker ("Sub"), and Superior Energy Services, Inc., a Delaware corporation ("Superior").

                              W I T N E S S E T H:

           WHEREAS, Parker, Sub and Superior are parties to that certain Agreement and Plan of Merger dated as of October 28, 1998 and amended on November 25, 1998 (as amended, the "Merger Agreement") providing for, among other things, the merger of Sub with and into Superior (the "Merger"); and

           WHEREAS, Parker, Sub and Superior mutually desire to terminate the Merger Agreement and to abandon the Merger.

           NOW, THEREFORE, in consideration of the mutual covenants and agreements hereunder and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

           1.        Termination of the Merger Agreement.

                     (a) Pursuant to Section 7.1(a) of the Merger Agreement, the Merger Agreement is hereby terminated and declared void, the Merger is hereby abandoned, and notwithstanding anything to the contrary contained in the Merger Agreement (including Section 7.2 thereof), all rights and obligations of the parties thereunder shall cease.

                     (b) Except for that certain Confidentiality Agreement between Superior and Parker dated October 22, 1998, all agreements and understandings of any type, whether executed or unexecuted, among any of Parker, Sub, Superior and each of their respective affiliates related to the Merger Agreement and/or the Merger are hereby terminated and shall be of no further force or effect.

           2. Consideration. For and in consideration of the termination of the Merger Agreement and the Merger, contemporaneously with the execution hereof Superior shall pay to Parker $2,125,000, by wire transfer of immediately available funds to an account designated by Parker, to reimburse Parker for costs and expenses incurred by Parker and Sub in connection with or relating to this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel, financial advisors and accountants. The parties acknowledge and agree that, except for the payment made pursuant to this Section 2, no party shall be obligated or responsible for any costs or expenses paid or incurred by any other party hereto.



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           3. Release of Parker and Sub. Except for the obligations arising under this Agreement, Superior hereby irrevocably and unconditionally releases, acquits and forever discharges Parker and Sub, and each of Parker's and Sub's owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, affiliates and all persons acting by, through, under or in concert with any of them or all of them, from any and all actions or causes of action in law or in equity, charges, claims, complaints, costs, demands, damages, liabilities, liens, obligations, promises, agreements, controversies, suits, rights, losses, debts, interest and expenses (including attorney's fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, in any way arising out of or connected with the Merger, Merger Agreement or any agreements or understandings related thereto.

           4. Release of Superior. Except for the obligations arising under this Agreement, Parker and Sub hereby irrevocably and unconditionally release, acquit and forever discharge Superior and each of Superior's owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, affiliates and all persons acting by, through under or in concert with any of them or all of them, from any and all actions or causes of action in law or in equity, charges, claims, complaints, costs, demands, damages, liabilities, liens, obligations, promises, agreements, controversies, suits, rights, losses, debts, interest, and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, in any way arising out of or connected with the Merger, Merger Agreement or any agreements or understandings related thereto.

           5. Further Assurances. The parties hereto agree that they will cooperate with each other and will execute and deliver or cause to be delivered, all such other instruments, documents and/or certificates, and will take all such other actions, as a party may reasonably request from time to time to effectuate the provisions and purposes hereof. In the event of any third-party claims relating to the termination of the Merger or the matters covered herein, the parties hereto agree to cooperate with each other in the defense thereof.

           6. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without giving effect to the principals of conflicts of law thereof.

           7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Parker, Sub and Superior, and each of their respective successors and assigns and references in this Agreement to any of them shall be construed accordingly.

           8. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be declared null, void, or unenforceable, such provision shall survive to the extent it is not so declared, and all other provisions of this Agreement shall remain in full force and effect.




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           9. Publicity. The parties hereto agree that Parker and Superior will issue press releases with respect to the matters covered herein and shall not make any public statements regarding the other party without the consent of such other party, other than as required by law.

           10. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

           11. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect thereto, including, without limitation, the Merger Agreement.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                      PARKER DRILLING COMPANY


                                      By:       /s/ James J. Davis
                                         -------------------------------------
                                                James J. Davis
                                                Senior Vice President and
                                                  Chief Financial Officer


                                      SAINTS ACQUISITION COMPANY


                                      By:       /s/ James J. Davis
                                         -------------------------------------
                                                James J. Davis
                                                Vice President


                                      SUPERIOR ENERGY SERVICES, INC.



                                      By:       /s/ Robert S. Taylor
                                         -------------------------------------
                                                Robert S. Taylor
                                                Chief Financial Officer